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                                                                    EXHIBIT 21.1
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                        Subsidiaries of the Registrant

     Sutter Mortgage Corporation, a California corporation, is the only subsidiary of the Registrant.

     Sutter Mortgage Corporation does business under the following names:

     1.  Virtual Mortgage Transaction Network

     2.  Parkside Financial

     3.  N. California Mortgage & Loan

     4.  All Cal Mortgage

     5.  Broadway Financial

     6.  Meyerson Residential

     7.  Virtual Mortgage Services

     8.  Sutter West Mortgage

     9.  Vendl Financial